UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 31, 2013

Puget Technologies, Inc.
 (Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

333-179212
(Commission File Number)

01-0959140
 (IRS Employer Identification No.)

227 Bellevue Way NE, Suite 411
Bellevue, Washington 98004
 (Address of principal executive offices)(Zip Code)

(206) 350-6345
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 31, 2013, the board of directors of Puget Technologies, Inc., a Nevada corporation (the “Company”), appointed Ronald Leyland as a Director and President of the Company.  Concurrent with Mr. Leyland’s appointment, Andre Troshin resigned as President, Secretary, Treasurer and a Director of the Company, which leaves Mr. Leyland as the sole officer and director of the Company.

Mr. Leyland, age 53, served as President of Nexagen USA from 2002 until May 2013.  Nexagen USA marketed health and wellness products and filed for bankruptcy in August 2011.  During 2012 and through May 2013, Mr. Leyland served as President of Progenum LLC (“Progenum”), a company with nominal operations and which advertises a heath and wellness product.  My Leyland is now an advertising consultant to Progenum.  In 2012, Mr. Leyland filed a petition for bankruptcy in the United States Bankruptcy Court for the Northern District of Ohio, Case No: 12-53596. The discharge date was in April 2013.  Mr. Leyland’s management experience led to our conclusion that Mr. Leyland should be serving as a member of our board of directors in light of our business and structure.

Mr. Leyland’s consulting services to Progenum are performed with a nominal time commitment.  Accordingly, Mr. Leyland expects to devote approximately 95% of his working time to the Company.

Mr. Leyland is not the beneficial holder of any shares of common stock or other securities of the Company, and does not have any agreement, arrangement or understanding with the Company in connection with being appointed a Director or President.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Puget Technologies, Inc.
(Registrant)

Date: May 31, 2013	By:	/s/ Ronald Leyland
Name: Ronald Leyland
Title: President

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